                        AMENDMENT TO ROYALTY AGREEMENT

     This is Amendment No. 2 to the Royalty Agreement dated November 7, 1986 and as amended on November 21, 1989 ("Royalty Agreement") by and between VIRAGEN, INC., a Delaware corporation ("Viragen") and MEDICORE, INC. , a Florida corporation ("Medicore").

                             R E C I T A L S
                             - - - - - - - -

     WHEREAS, the parties hereto have entered into the Royalty Agreement and circumstances dictate its modification; and

     WHEREAS, the Board of Directors of Viragen and Medicore have authorized amending the Royalty Agreement.

     NOW, THEREFORE, in accordance with the terms of an Agreement for the Sale of Stock between Viragen and Cytoferon, Inc. dated February 5, 1993 (the "Agreement") and the Addendum to the Agreement dated May 4, 1993 (included in term "Agreement") and of the promises and covenants set forth therein and herein for other good and valuable consideration, Viragen and Medicore agree as follows:

1. "Article II - Payments and Royalties" Sections 2.01 (a) and (b) are hereby modified as follows:

     (a) The cumulative royalty fees and payments under this Royalty Agree-ment shall aggregate a maximum of Two Million Four Hundred Thousand ($2,400,000) Dollars. At such time the cumulative maximum royalties are paid to Medicore, this Royalty Agreement shall terminate with no further royalty payments or fees due from Viragen to Medicore hereunder.

     (b)  No royalty payments shall be paid hereunder for a period of six
(6) months following the Closing Date of the Agreement with respect to the delivery of any Licensed Product(s); and commencing with the last day of the tenth (10th) month following the Closing Date, Viragen shall pay to Medicore the accrued royalties then earned under this Royalty Agreement for the seventh, eighth and ninth months following the Closing Date and continuing thereafter for each quarter payable on the thirtieth (30th) day immediately following the close of that quarter.

     (c) Royalties to the aggregate cumulative maximum as provided in subparagraph (a) of this Section 2.01 shall be paid based on gross sales which are invoiced, delivered. and paid as follows:

     5% of the first $ 7,000,000       =       $  350,000
     4% of the next  $10,000,000       =          400,000
     3% of the next  $55,000,000       =        1,650,000
                                               ----------
                                               $2,400,400
                                               ==========

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2.   "Article III - Term" is hereby amended by eliminating the expiration date of November 6, 2001 and substituting a Term of the Royalty., Agreement that shall be on such date the aggregate cumulative maximum royalties as per Section l(a) of this Amendment to Royalty Agreement are paid in full to Medicore.

3. All other terms, conditions and provisions of the Royalty Agreement, other than the amendments and modifications provided for herein, shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to the Royalty Agreement this 11th day of May, 1993.

                                MEDICORE, INC.

                                By /s/ Thomas K. Langbein
                                  ----------------------------
                                  THOMAS K. LANGBEIN
                                  President

                                VIRAGEN, INC.

                                By /s/ Dennis W. Healey
                                  ----------------------------
                                  DENNIS W. HEALEY
                                  President